Exhibit 4.1

Below is a brief description of (i) the ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of TE Connectivity plc, an Irish registered public limited company (“TE Connectivity,” “we,” “us,” or “our”) and (ii) the 0.00% Senior Notes due 2025 and the 0.00% Senior Notes due 2029 issued by Tyco Electronics Group S.A., an entity incorporated and existing under the laws of Luxembourg (“TEGSA”), which are all of the securities of TE Connectivity and its subsidiaries registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF THE SHARE CAPITAL OF TE CONNECTIVITY

The following summary includes a brief description of the Ordinary Shares, as well as certain related additional information. The summary is subject to the Irish Companies Act 2014, as amended (the “Irish Companies Act”), and is qualified in its entirety by reference to the Memorandum and Articles of Association of TE Connectivity (the “Articles”), which are filed as Exhibit 3.1 to TE Connectivity’s Current Report on Form 8-K filed on September 30, 2024 and incorporated by reference herein.

CAPITAL STRUCTURE

Authorized Share Capital

The authorized share capital of TE Connectivity is $15,000,002 divided into 1,500,000,000 Ordinary Shares with a par value of $0.01 per share, and 2 Preferred Shares with a par value of $1.00 per share and €25,000 divided into 25,000 ordinary A shares with a par value of €1.00 per share. The authorized share capital includes 25,000 ordinary A shares with a par value of €1.00 per share in order to satisfy statutory capitalization requirements for the incorporation of all Irish public limited companies.

TE Connectivity may issue shares subject to the maximum prescribed by its authorized share capital contained in the Articles. The authorized but unissued share capital may be increased or reduced by way of an ordinary resolution of TE Connectivity’s shareholders.

The shares comprising the authorized share capital of TE Connectivity may be divided into shares of such par value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new Ordinary Shares without shareholder approval once authorized to do so by the memorandum and articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution. Accordingly, the Articles authorize the board of directors of TE Connectivity to issue new Ordinary Shares without shareholder approval for a period of five years from the date of adoption of the Articles.

The rights and restrictions to which the Ordinary Shares are subject are prescribed in the Articles.

Irish law does not recognize fractional shares held of record; accordingly, the Articles do not provide for the issuance of fractional shares of TE Connectivity, and the register of members of TE Connectivity will not reflect any fractional shares. Whenever an alteration or reorganization of the share capital of TE Connectivity would result in any TE Connectivity shareholder becoming entitled to fractions of a share, the TE Connectivity board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of TE Connectivity less the accumulated realized losses of TE Connectivity, and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of TE Connectivity are equal to, or in excess of, the aggregate of TE Connectivity’s called up share capital plus undistributable reserves and the distribution does not reduce TE Connectivity’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which TE Connectivity’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed TE Connectivity’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve which we are prohibited from distributing.

The determination as to whether or not TE Connectivity has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of TE Connectivity. The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements laid before a meeting of shareholders or unconsolidated interim unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of TE Connectivity’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the Articles. The Articles authorize the directors to declare such interim dividends as appear justified from the profits of TE Connectivity without the approval of the shareholders at a general meeting.

The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct, upon the recommendation of our directors, that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of TE Connectivity may deduct from any dividend payable to any member all sums of money (if any) payable by them to TE Connectivity in relation to the Ordinary Shares.

Preemptive Rights and Advance Subscription Rights

Certain statutory pre-emption rights apply automatically in favor of TE Connectivity’s shareholders where shares in TE Connectivity are to be issued for cash. However, TE Connectivity has opted out of these pre-emption rights in the Articles as permitted under Irish company law for the maximum five-year period. Because Irish law requires that this opt-out will lapse unless renewed every five years by a special resolution of the shareholders, the Articles provide that this opt-out will lapse at the end of this period. A special resolution requires not less than 75% of the votes of TE Connectivity’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of TE Connectivity pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply (i) where equity securities are issued for non-cash consideration (such as a share-for-share acquisition), (ii) to the allotment of non-equity securities (that is securities that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are allotted pursuant to an employee share plan or similar equity plan.

Issuance of Warrants and Options

The Articles provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which TE Connectivity is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. The authority conferred can be for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by ordinary resolution. Due to this requirement under Irish law, the Articles authorize the board of directors to issue warrants or options without shareholder approval for a period of five years from the date of adoption of the Articles. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization provided that the original warrants or options were issued when valid authorization was in place.

Share Repurchases and Redemptions

Overview

Article 4(b) of the Articles provide that any Ordinary Share which TE Connectivity has acquired or agreed to acquire shall be deemed to be a redeemable share, unless the board of directors of TE Connectivity specifically elects to treat such acquisition as a purchase for the purposes of the Irish Companies Act.

Repurchases and Redemptions by TE Connectivity

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. TE Connectivity shall not repurchase any of its shares if as a result of such repurchase the nominal value of the issued share capital that is not redeemable would be less than 10% of the nominal value of the total issued share capital of TE Connectivity. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption.

Redeemable shares may, upon redemption, be cancelled or held in treasury at our option. Shareholder approval will not be required to redeem Ordinary Shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by TE Connectivity at any time must not exceed 10% of our company capital (consisting of the aggregate of the par value and share premium in respect of the allotment of our shares together with certain elements of our undenominated capital arising on the acquisition of shares by us). While TE Connectivity or any subsidiary of TE Connectivity holds shares as treasury shares, we or such subsidiary cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by TE Connectivity or re-issued subject to certain conditions.

Purchases by Subsidiaries of TE Connectivity

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase Ordinary Shares either on-market or off-market. A general authority of the shareholders of TE Connectivity is required to allow a subsidiary of TE Connectivity to make on-market purchases of Ordinary Shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Ordinary Shares is required. In order for a subsidiary of TE Connectivity to make an on-market purchase of TE Connectivity’s shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the Ordinary Shares are listed, is a recognized stock exchange for this purpose by Irish company law. For an off-market purchase by a subsidiary of TE Connectivity, the proposed purchase contract must be authorized by special resolution of the shareholders of TE Connectivity before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of TE Connectivity.

The number of shares held by the subsidiaries of TE Connectivity at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of TE Connectivity’s company capital. While a subsidiary holds Ordinary Shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Ordinary Shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under the Articles, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account or other undistributable reserve of TE Connectivity for issuance and distribution to shareholders as fully paid-up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under the Articles, TE Connectivity may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

TE Connectivity may, by ordinary resolution, reduce its authorized share capital in any way. TE Connectivity also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way.

Liens on Shares, Calls on Shares and Forfeiture of Shares

The constitution provides that the Company will have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently due or not) payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as TE Connectivity and will only be applicable to shares of TE Connectivity that have not been fully paid up.

General Meetings of Shareholders

TE Connectivity is required to hold an annual general meeting at intervals of no more than fifteen months, provided that an annual general meeting is held in each calendar year, no more than nine months after our fiscal year-end.

The Articles provide that shareholder meetings may be held outside of Ireland (subject to compliance with the Irish Companies Act). Where a company holds its annual general meeting or extraordinary general meeting outside of Ireland, the Irish Companies Act requires that the company, at its own expense, make all necessary arrangements to ensure that members can by technological means participate in the meeting without leaving Ireland (unless all of the members entitled to attend and vote at the meeting consent in writing to the meeting being held outside of Ireland).

Extraordinary general meetings may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of our shares carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

Notice of a general meeting must be given to all of our shareholders and to our auditors. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. In each case the notice period excludes the date of mailing, the date of the meeting and is in addition to two days for deemed delivery where this is by electronic means. General meetings may be called by shorter notice, but only with the consent of our auditors and all of the shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, the Articles include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. However, because Irish law requires a minimum of two directors at all times, in the event that an election results in no directors being elected, each of the two nominees receiving the greatest number of votes in favor of his or her election shall hold office until his or her successor shall be elected. In the event that an election results in only one director being elected, that director shall be elected and shall serve for a one-year term, and the nominee receiving the greatest number of votes in favor of their election shall hold office until his or her successor shall be elected.

If the directors become aware that our net assets are half or less of the amount of our called-up share capital, the directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

General

The Articles provide that all resolutions shall be decided by poll and every shareholder shall have one vote for each Ordinary Share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in TE Connectivity’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the Articles. The Articles permit the appointment of proxies by the shareholders to be notified to TE Connectivity electronically, when permitted by the directors. The Articles provide that no business shall be transacted at any general meeting unless a quorum is present, and a quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of Ordinary Shares.

Treasury shares will not be entitled to vote at general meetings of shareholders.

Supermajority Voting

The Irish Companies Act requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of TE Connectivity’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a majority of the votes of TE Connectivity’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

●	amending the objects of TE Connectivity;
●	amending the Articles;
●	approving the change of name of TE Connectivity;
●	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi- loan or credit transaction to a director or connected person;
●	opting out of statutory pre-emption rights on the issuance of new shares;
●	re-registration of TE Connectivity from a public limited company as a private company;
●	variation of class rights attaching to classes of shares (which the Articles do not provide otherwise);
●	purchase of own shares off-market;
●	the reduction of share capital;
●	resolving that TE Connectivity be wound up by the Irish courts;
●	resolving in favor of a shareholders’ voluntary winding-up;
●	re-designation of shares into different share classes; and

●	setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of TE Connectivity shares is addressed in the Articles as well as the Irish Companies Act. Any variation of class rights attaching to TE Connectivity issued shares must be approved by a special resolution of the shareholders of the class affected.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the Articles; (ii) inspect and obtain copies of the minutes of general meetings and any resolutions of TE Connectivity; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by or on behalf of TE Connectivity; (iv) inspect copies of directors’ service contracts where the unexpired portion of the term for which the contract is to be in force is three years or more or where the contract cannot, within the next ensuing three years, be terminated by TE Connectivity without payment of compensation; (v) inspect copies of instruments creating charges; (vi) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (vii) receive financial statements of a subsidiary company of TE Connectivity which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law with the notice of annual general meeting and must be presented to our shareholders at our annual general meeting.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

●	a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;
●	through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules (as defined below) and the Irish Companies Act, for all the shares of TE Connectivity. Where the holders of 80% or more of TE Connectivity’s shares (excluding any shares already beneficially owned by the offeror) have accepted an offer for their shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise its “squeeze-out” right, then the non-accepting shareholders also have a statutory right to require the offeror to acquire their shares on the same terms as the original offer, or on such terms as an Irish court, on application of the non-tendering shareholder, may order. If TE Connectivity’s shares were to be listed on Euronext Dublin or another regulated market in the European Union, the aforementioned 80% threshold would be increased to 90%;

●	by way of a transaction with a company incorporated in the European Economic Area which includes all member states of the European Union and Norway, Iceland and Liechtenstein (EEA) under the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (as amended). Such a transaction must be approved by a special resolution and by the Irish High Court. If TE Connectivity is being merged with another EEA company under Directive 2017/1132 (as amended) and the consideration payable to TE Connectivity shareholders is not all in the form of cash, TE Connectivity shareholders may be entitled to require their shares to be acquired at fair value; and
●	by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, the Articles provide that the affirmative vote of the holders of a majority of the outstanding voting shares on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for shareholders who become or cease to be interested in 3% of the shares of an Irish public limited company. A shareholder of TE Connectivity must therefore make such a notification to TE Connectivity if as a result of a transaction the shareholder will be interested in 3% or more of the Ordinary Shares; or if as a result of a transaction a shareholder who was interested in more than 3% of the Ordinary Shares ceases to be so interested. Where a shareholder is interested in more than 3% of the Ordinary Shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to TE Connectivity. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of TE Connectivity’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to TE Connectivity within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in TE Connectivity concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, TE Connectivity, under the Irish Companies Act, may by notice in writing require a person whom TE Connectivity knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in TE Connectivity’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the Ordinary Shares, to give such further information as may be required by TE Connectivity including particulars of such person’s own past or present interests in the Ordinary Shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by TE Connectivity on a person who is or was interested in the Ordinary Shares and that person fails to give TE Connectivity any information required within the reasonable time specified, TE Connectivity may apply to the Irish High Court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Act, the restrictions that may be placed on the shares by the Irish High Court are as follows:

●	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;
●	no voting rights shall be exercisable in respect of those shares;
●	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
●	no payment shall be made of any sums due from TE Connectivity on those shares, whether in respect of capital or otherwise.

Where the shares in TE Connectivity are subject to these restrictions, the Irish High Court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Business Combinations With Interested Shareholders

The Articles include a provision similar to Section 203 of the Delaware General Corporation Law, which generally prohibits TE Connectivity from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

●	TE Connectivity’s board of directors approved the transaction which resulted in the shareholder becoming an interested shareholder
●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder), voting shares owned by persons who are directors and also officers and by certain employee share plans; or
●	the business combination is approved by TE Connectivity’s board of directors and authorized at an annual or extraordinary general meeting of shareholders by the affirmative vote of the holders of at least 75% of the outstanding voting shares that are not owned by the interested shareholder.

A “business combination” is generally defined as a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of TE Connectivity.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board also has power to issue any authorized and unissued shares of TE Connectivity on such terms and conditions as it may determine (as described above) and any such action should be taken in the best interests of TE Connectivity. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some of a majority of the Ordinary Shares believe to be in their best interests or in which holders might receive a premium for their shares over and above the market price for their shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of TE Connectivity will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules 2022 made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

●	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;
●	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;
●	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;
●	false markets in the securities of the target company or any other company concerned by the offer must not be created;
●	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;
●	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and
●	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire Ordinary Shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Ordinary Shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Ordinary Shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Ordinary Share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Ordinary Shares in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of TE Connectivity. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of TE Connectivity is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of TE Connectivity and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of TE Connectivity is not permitted to take any action which might frustrate an offer for Ordinary Shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

●	the action is approved by the offeree at a general meeting; or
●	with the consent of the Irish Takeover Panel where:
o	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;
o	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;
o	in accordance with a contract entered into prior to the announcement of the offer; or
o	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Duration; Dissolution; Rights upon Liquidation

TE Connectivity’s duration is unlimited. TE Connectivity may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’

voluntary winding up, the consent of not less than 75% of the shareholders of TE Connectivity is required. TE Connectivity may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where TE Connectivity has failed to file certain returns.

The rights of the shareholders to a return of TE Connectivity’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Articles. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. The Articles provide that the ordinary shareholders of TE Connectivity are entitled to participate pro rata in a winding up.

Amendment of the Articles

Irish company law requires a special resolution of the TE Connectivity shareholders (approval by not less than 75% of the votes cast at a general meeting of TE Connectivity’s shareholders) to approve any amendments to the Articles.

Stock Exchange Listing

The Ordinary Shares are listed on the New York Stock Exchange under the symbol “TEL.”

Transfer and Registration of Shares

TE Connectivity’s share register is maintained by its transfer agent. Registration in this share register will be determinative of membership in TE Connectivity. A shareholder of TE Connectivity who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in TE Connectivity’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on TE Connectivity’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on TE Connectivity’s official Irish share register.

Transfer of Ordinary Shares other than via transfer of book-entry interests in the DTC may be subject to Irish stamp duty. Transfers of Ordinary Shares via transfer of book entry interests in the DTC will not be subject to Irish stamp duty. However, if a shareholder holds Ordinary Shares directly rather than beneficially through DTC, any transfer of shares could be subject to Irish stamp duty (currently at 1% of the price paid or the market value of the ordinary shares, if greater). In such circumstances, while the payment of the Irish stamp duty is primarily a legal obligation of the transferee, where the shares are purchased on the New York Stock Exchange or otherwise deposited into DTC as part of a trade the purchaser will require the stamp duty to be borne by the transferor.

Holders of Ordinary Shares wishing to transfer their Ordinary Shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that (i) there is no change in the beneficial ownership of such shares as a result of the transfer, and (ii) the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

TE Connectivity does not intend to pay any stamp duty levied on transfers of its shares on behalf of a buyer. However, the Articles allow TE Connectivity, in its absolute discretion, to pay (or to cause one of its affiliates to pay) any such stamp duty. In the event of any such payment, TE Connectivity shall be entitled to (i) seek reimbursement from the buyer, (ii) set-off the amount of the stamp duty against future dividends on such shares, and (iii) claim a first and paramount lien on the Ordinary Shares acquired by such buyer and any dividends paid on such shares. The directors of TE Connectivity have discretion to decline to register an instrument of transfer in the name of a buyer unless the instrument of transfer has been properly stamped (in circumstances where stamping is required).

The Articles delegate to TE Connectivity’s Secretary (or his or her nominee) the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Ordinary Shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we are required to pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from TE Connectivity for this purpose) or request that TE Connectivity execute an instrument of transfer on behalf of the transferring party in a form determined by TE Connectivity. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to TE Connectivity’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on TE Connectivity’s official Irish share register (subject to the matters described below).

The directors of TE Connectivity have general discretion to decline to register an instrument of transfer, unless the requirements set out in Article 25(b) of the Articles have been satisfied in respect of the transfer including, without limitation, that the instrument of transfer is properly stamped (in circumstances where stamping is required).

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

No Sinking Fund

The Ordinary Shares have no sinking fund provisions.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of certain material terms of the 0.000% Senior Notes due 2025 (the “2025 notes”) and the 0.000% Senior Notes due 2029 (the “2029 notes” and, together with the 2025 notes, the “notes”) issued by TEGSA and guarantees thereof by TE Connectivity and TE Connectivity Switzerland Ltd. (“Swiss TE”) is a summary and does not purport to be complete.

The following description is subject to, and is qualified in its entirety by reference, as applicable, to the indenture, dated September 25, 2007 (the “Base Indenture”), as supplemented by the Sixteenth Supplemental Indenture, dated as of February 14, 2020 (the “Sixteenth Supplemental Indenture”), the

Seventeenth Supplemental Indenture, dated as of February 16, 2021 (the “Seventeenth Supplemental Indenture”), and the Twenty-First Supplemental Indenture, dated as of September 24, 2024 (the “Twenty-First Supplemental Indenture” and, collectively with the Base Indenture, the Sixteenth Supplemental Indenture and the Seventeenth Supplemental Indenture, the “Indenture”), as amended, supplemented or amended and restated from time to time.

The Base Indenture has been incorporated by reference to Exhibit 4.2(a) to our Annual Report on Form 10-K for the fiscal year ended September 27, 2024. Copies of the Sixteenth Supplemental Indenture, Seventeenth Supplemental Indenture and Twenty-First Supplemental Indenture thereto have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits 4.2(e), 4.2(f) and 4.2(j), respectively, to our Annual Report on Form 10-K for the fiscal year ended September 27, 2024.

General

TEGSA has issued and has outstanding €550 million aggregate principal amount of the 2025 notes and €550 million aggregate principal amount of the 2029 notes, which are listed on the New York Stock Exchange. Each series of the notes was issued as separate series under the Base Indenture. Deutsche Bank Trust Company Americas serves as trustee, paying agent and security registrar under the Indenture for the notes. The notes are not subject to a sinking fund.

The notes are TEGSA’s unsecured senior obligations and will rank equally in right of payment with all of its existing and future senior debt and senior to any subordinated debt that TEGSA may incur. The notes are fully and unconditionally guaranteed, on a joint and several basis, by TE Connectivity and Swiss TE on an unsecured senior basis.

The notes of each series are issued only in registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes of each series are represented by global notes in registered form (each a “Global Note” and, together, the “Global Notes”), which are held under the New Safekeeping Structure with a common safekeeper (the “Common Safekeeper”) for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”). Except in certain limited circumstances described in the Global Note, investors are not entitled to receive definitive notes in exchange for interests in the Global Notes. While the notes are represented by Global Notes, investors are able to trade their beneficial interests only through Euroclear and Clearstream.

Maturity and Interest Rates

The 2025 notes mature on February 14, 2025, and the 2029 notes mature on February 16, 2029. The notes bear interest at the rate of 0.000% per year from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest on the 2025 notes is payable on February 15 and the interest on the 2029 notes is payable on February 16 of each year, each to the holders of record at the close of business on the business day (for this purpose, a day on which each of Euroclear and Clearstream is open for business) prior to each interest payment date. The day count convention is ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Markets Association (“ACTUAL/ACTUAL (ICMA)”).

If any interest payment date, redemption date or maturity date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due. No interest will accrue on the amounts so payable for the period from and after such date to the date of such payment on the next succeeding Business Day.

“Business Day” means any day that is not a Saturday or Sunday and that, in the City of New York, London or Luxembourg, is not a day on which (i) banking institutions are authorized or obligated by law or executive order to close and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, does not operate.

Guarantees

TE Connectivity and Swiss TE fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise (the “guarantees”).

Ranking

The notes are TEGSA’s direct, unconditional, unsecured, and unsubordinated general obligations. The notes are TEGSA’s unsecured senior obligations and rank without preference or priority among themselves and equally in right of payment with all of its existing and future senior debt and senior to any subordinated debt that TEGSA may incur.

The guarantees are the unsecured, unsubordinated obligations of each of TE Connectivity and Swiss TE and rank equally in right of payment with all of TE Connectivity and Swiss TE’s existing and future senior debt and senior to any subordinated debt that TE Connectivity and Swiss TE may incur.

Redemption at TEGSA’s Option

TEGSA may redeem the 2025 notes and the 2029 notes, in whole or in part, at its option at any time prior to the date that is three months prior to the maturity date of such series of notes (the “par call date”) at a make-whole redemption price equal to the greater of:

●	100% of the principal amount of the notes to be redeemed, and
●	an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest in respect of such notes to be redeemed due on any date after such redemption date, assuming that the notes of such series matured on the par call date (based on the original interest rate and excluding the portion of interest that will be accrued and unpaid to and including the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 15 basis points,
●	plus in each of the above cases, accrued and unpaid interest, if any, to, but excluding, the redemption date. Unless TEGSA defaults in payment of the redemption price and accrued and unpaid interest on any notes to be redeemed, on and after the redemption date, interest will cease to accrue on such notes or portions thereof called for redemption.

In addition, TEGSA may redeem the 2025 notes and the 2029 notes, in whole or in part, at its option at any time on or after the par call date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. TEGSA shall provide notice of redemption not less than 10 days, but not more than 90 days, prior to the date of redemption. Unless TEGSA defaults in payment of the redemption price and accrued and unpaid interest on any notes to be redeemed, on and after the redemption date, interest will cease to accrue on such notes or portions thereof called for redemption.

For purposes of this section “Redemption at TEGSA’s Option,” the following terms have the following meanings:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe security whose maturity is closest to the maturity of the notes as if the notes had matured on the par call date, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

Redemption Upon Changes in Withholding Taxes

TEGSA may redeem all, but not less than all, of the notes of a series under the following conditions:

●	If there is an amendment to, or change in, the laws or regulations of Luxembourg or Switzerland or other jurisdiction in which TEGSA, Swiss TE or any successor thereof may be organized, or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action or such holding is with respect to TEGSA or Swiss TE; provided that such amendment or change is first announced or takes effect after the issue date of the notes of such series.
●	As a result of such amendment or change, TEGSA or Swiss TE becomes, or there is a material probability that TEGSA or Swiss TE will become, obligated to pay Additional Amounts, as defined below in the section “Payment of Additional Amounts,” on the next payment date with respect to the notes of such series.
●	The obligation to pay Additional Amounts cannot be avoided through commercially reasonable measures available to TEGSA or Swiss TE, as the case may be.
●	TEGSA delivers to the trustee:
(1)	a certificate of TEGSA or Swiss TE, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by TEGSA or Swiss TE, as the case may be, taking commercially reasonable measures available to it; and
(2)	a written opinion of independent legal counsel to TEGSA or Swiss TE, as the case may be, of recognized standing to the effect that TEGSA or Swiss TE, as the case may be, has paid or there is a material probability that it will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that TEGSA or Swiss TE, as the case may be, cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it.
●	Following the delivery of the certificate and opinion described in (1) and (2) above, TEGSA shall provide notice of redemption not less than 30 days, but not more than 90 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which TEGSA or Swiss TE would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given. At least two Business Days prior to the date on which the trustee shall deliver a notice of redemption to each holder of notes (or such lesser period as the trustee may agree to), TEGSA shall provide the trustee with such notice of redemption.

Upon the occurrence of each of the bullet points above, TEGSA may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts, if any.

Notice of Redemption

Notice of any redemption will be mailed at least 10 days or 30 days, as applicable, but not more than 90 days before the redemption date to each holder of notes to be redeemed. If TEGSA elects to redeem a portion but not all of the notes, the trustee will select the notes to be redeemed by such method as it deems fair and appropriate and in accordance with the applicable procedures of Euroclear or Clearstream. Any redemption or notice of any redemption may, at TEGSA’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other corporate transaction or event.

Payment of Additional Amounts

Unless otherwise required by law or by the interpretation or administration thereof, neither TEGSA nor Swiss TE will deduct or withhold from payments made with respect to the notes and the guarantees on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction (“Taxes”). In the event that TEGSA or Swiss TE is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to any notes or the guarantees, as the case may be, TEGSA or Swiss TE, as the case may be, will pay such additional amounts (which we refer to as “Additional Amounts”) so that the net amount received by each holder of notes, including the Additional Amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. However, Additional Amounts will not be paid with respect to a payment to a holder of notes where such holder is subject to taxation on such payment by a relevant Taxing Jurisdiction for any reason other than the holder’s mere ownership of a note, nor will we pay additional amounts for or on the account of:

●	any Taxes that are imposed or withheld solely because the beneficial owner of such notes, or a fiduciary, settler, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a person holding a power over an estate or trust administered by a fiduciary holder:

●	is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Taxing Jurisdiction or has or had a permanent establishment in the Taxing Jurisdiction;
●	has or had any present or former connection (other than the mere fact of ownership of a note) with the Taxing Jurisdiction imposing such Taxes, including being or having been a citizen or resident thereof or being treated as being or having been a resident thereof;
●	with respect to any withholding Taxes imposed by the United States, is or was, with respect to the United States, a personal holding company, passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a corporation that has accumulated earnings to avoid United States federal income tax; or
●	owns or owned 10% or more of the total combined voting power of all classes of stock of TEGSA or Swiss TE;
●	any estate, inheritance, gift, sales, transfer, excise or personal property Taxes imposed with respect to the notes, except as otherwise provided in the Indenture;
●	any Taxes imposed solely as a result of the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had the notes been presented for payment on any date during such 30-day period;
●	any Taxes imposed solely as a result of the failure of the beneficial owner or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;
●	with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Sections 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);
●	any Taxes that are payable by any method other than withholding or deduction by TEGSA or Swiss TE or any paying agent from payments in respect of such note;
●	any Taxes that are required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;
●	any Taxes required to be deducted or withheld pursuant to the Luxembourg law of December 23, 2005, as amended, introducing a 20% withholding tax on certain interest payments;
●	with respect to withholding Taxes imposed by the United States, any such Taxes imposed under Sections 1471 through 1474 of the Code, and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to

Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement;
●	any withholding or deduction for Taxes which would not have been imposed if the relevant note had been presented to another paying agent in a Member State of the European Union; or
●	any combination of the above conditions.

Additional Amounts also will not be payable to a holder of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

Whenever in the Indenture, the notes, the guarantees or in this “Description of the Debt Securities and Guarantees” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context. The foregoing provisions will survive any termination or the discharge of the Indenture and will apply to any jurisdiction in which any successor to TEGSA or Swiss TE, as the case may be, is organized or is engaged in business for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Each of TEGSA and Swiss TE, as applicable, also:

●	will withhold or deduct the Taxes as required;
●	will remit the full amount of Taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;
●	will use its commercially reasonable efforts to obtain from each Taxing Jurisdiction imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and
●	upon request, will make available to the holders of the notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by TEGSA or Swiss TE or if, notwithstanding TEGSA’s or Swiss TE’s efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantees are due and payable, if TEGSA or Swiss TE is obligated to pay Additional Amounts with respect to such payment, TEGSA or Swiss TE will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the notes on the payment date.

In addition, TEGSA will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the

United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes. However, TEGSA will not pay any Luxembourg registration duties in connection with the voluntary registration, by any person other than TEGSA, of the notes or any related document with the Administration de l’enregistrement, des domaines et de la TVA in Luxembourg.

Certain Provisions of the Debt Securities

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless TEGSA has exercised its right to redeem such notes as described under “Redemption at TEGSA’s Option” or “Redemption Upon Changes in Withholding Taxes,” each holder of notes will have the right to require that TEGSA purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at TEGSA’s option, prior to any Change of Control, but after the public announcement of the Change of Control, TEGSA must send, by first class mail, a notice to each holder of the notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, or such other customary documents of surrender and transfer as TEGSA may reasonably request duly completed or transfer their notes, by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

TEGSA will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by TEGSA and such third party purchases all notes properly tendered and not withdrawn under its offer.

Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and TEGSA or the acquiring party may not have sufficient financial resources to effect such redemption or repurchase. Provisions in the Indenture relating to a Change of Control Triggering Event may, in certain circumstances, make it more difficult or discourage any leveraged buyout of TE or any of its subsidiaries. The Indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

TEGSA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, TEGSA shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

For purposes of this section “Change of Control Triggering Event,” the following terms have the following meanings:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly-announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall be deemed not to have occurred in respect of a particular Change of Control (and thus shall be deemed not to be a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of the following events:

●	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of TE Connectivity and its subsidiaries taken as a whole to any person or group of persons for purposes of Section 13(d) of the Exchange Act other than TE Connectivity or one of its subsidiaries or a person controlled by TE Connectivity or one of its subsidiaries;
●	consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than TE Connectivity’s or its subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of TE Connectivity, measured by voting power rather than number of shares; or
●	the replacement of a majority of the board of directors of TE Connectivity over a two-year period from the directors who constituted the board of directors of TE Connectivity at the beginning of such period, and such replacement shall not have been approved by at least a majority of the board of directors of TE Connectivity then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

Notwithstanding the foregoing, a transaction effected to create a holding company for TE Connectivity will not be deemed to involve a Change of Control if: (1) pursuant to such transaction TE Connectivity becomes a direct or indirect wholly-owned subsidiary of such holding company; and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of TE Connectivity’s voting stock immediately prior to that transaction. Following any such transaction, references in this definition to TE Connectivity shall be deemed to refer to such holding company. For purposes of this definition, “voting stock” of any specified “person” (as that term is used in

Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Fitch” means Fitch Ratings, Ltd.

“Investment Grade Rating” means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by TEGSA (as certified by a resolution of TEGSA’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

Limitation on Sale and Lease-Back Transactions

The Indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the Indenture), TEGSA will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

●	TEGSA or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the notes pursuant to “Limitation on Ability to Incur Liens” below; or
●	the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by TEGSA’s board of directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of debt securities, or of Funded Indebtedness of TEGSA or a consolidated subsidiary ranking on a parity with or senior to the debt securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this bullet point an amount equal to the sum of (i) the principal amount of debt securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by TEGSA within such 180-day period, excluding retirements of debt securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

For purposes of this section “Certain Provisions of the Debt Securities,” the following terms have the following meanings:

“Accounts Receivable” of any person means the accounts receivable of such person generated by the sale of inventory to third-party customers in the ordinary course of business.

“Attributable Debt” in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of TEGSA or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of Swiss TE and its subsidiaries as of the end of a fiscal quarter of Swiss TE, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of Swiss TE and its subsidiaries as of the end of a fiscal quarter of Swiss TE, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. “Intangible assets” means the amount (if any) stated under the heading “Intangible Assets, Net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of Swiss TE and its subsidiaries as of the end of a fiscal quarter of Swiss TE prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers’ acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles, other than operating leases that prior to the adoption of ASC 842 would not have been capitalized, and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by TEGSA or any of its subsidiaries or for which TEGSA or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of Swiss TE or TEGSA or any subsidiary of Swiss TE or TEGSA and not to Swiss TE or TEGSA or any subsidiary of Swiss TE or TEGSA personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of Swiss TE or any of its subsidiaries that is used by any U.S. subsidiary of TEGSA and (A) is owned by Swiss TE or any subsidiary of Swiss TE on the initial issue date, (B) the initial construction of which has been completed after the initial issue date, or (C) is acquired after the initial issue date, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of TEGSA, are not collectively of material importance to the total business conducted by Swiss TE and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than the greater of $50,000,000 and 0.50% of Consolidated Tangible Assets on the consolidated balance sheet of Swiss TE and its subsidiaries as of the applicable date.

“Qualifying Subsidiary” means a U.S. subsidiary, the total Accounts Receivable of which exceeds the greater of $2.5 million and 0.20% of the amount stated under the heading “Accounts receivable, net of allowance for doubtful accounts,” or equivalent, appearing on the most recently prepared consolidated balance sheet of Swiss TE and its subsidiaries as of the end of a fiscal quarter of Swiss TE, prepared in accordance with United States generally accepted accounting principles.

“Restricted Subsidiary” means any subsidiary of TEGSA that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any person providing for the leasing by TEGSA or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by TEGSA or a Restricted Subsidiary to such person other than Swiss TE, TEGSA or any of their respective subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

Limitation on the Ability to Incur Liens

The Indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the Indenture), TEGSA will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, and TEGSA will not, and will not permit any U.S. subsidiary that at the time of such issuance, assumption or guarantee is a Qualifying Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a lien upon such Qualifying Subsidiary’s Accounts Receivable, or any shares of stock of or Indebtedness issued by any such Restricted Subsidiary or such Qualifying Subsidiary, whether now owned or hereafter acquired, in each case without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the notes (together with, if TEGSA determines, any other Indebtedness of TEGSA ranking equally with the notes, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at TEGSA’s option prior to) such secured Indebtedness. The foregoing covenant shall not apply to:

●	liens existing on the date such series of notes was first issued;

●	liens on the stock, assets or Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary unless created in contemplation of such person becoming a Restricted Subsidiary;
●	liens on any assets or Indebtedness of a person existing at the time such person is merged with or into or consolidated with or acquired by TEGSA or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by TEGSA or any Restricted Subsidiary;
●	liens on any Principal Property existing at the time of acquisition thereof by TEGSA or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by TEGSA or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by TEGSA or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by TEGSA or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);
●	liens securing Indebtedness owing by any subsidiary to TEGSA, Swiss TE or a subsidiary thereof or by TEGSA to Swiss TE;
●	liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property or assets subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);
●	pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which TEGSA or any subsidiary is a party, or to secure the public or statutory obligations of TEGSA or any subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which TEGSA or any subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this bullet point, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;
●	liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against TEGSA or any subsidiary with respect to which TEGSA or such subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by TEGSA or any subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which TEGSA or such subsidiary is a party;
●	liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of TEGSA or any subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the board of directors of TEGSA, do not materially impair the use of such assets in the operation of the business of TEGSA or such subsidiary or the value of such Principal Property or assets for the purposes of such business;
●	liens to secure TEGSA’s or any subsidiary’s obligations under agreements with respect to interest rate swap, spot, forward, future and option transactions, entered into in the ordinary course of business;
●	liens on (including securitization programs with respect to) accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as defined in the Uniform Commercial Code of the State of New York)) (i) existing at the time of acquisition thereof by TEGSA or any U.S. subsidiary or (ii) of a person existing at the time such person is merged with or into or consolidated with or acquired by TEGSA or any U.S. subsidiary; provided that such liens were in existence, or granted or required to be granted or otherwise attach pursuant to any agreement in existence, prior to, and were not granted or such agreement was not entered into (as applicable) in contemplation of, such acquisition, merger or consolidation and such liens do not extend to any assets other than accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as so defined) and rights (contractual and other) and collateral related thereto and proceeds of the foregoing and any related deposit accounts containing such proceeds);
●	liens not permitted by the foregoing bullet points, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount (without duplication) of all outstanding Indebtedness of TEGSA and its Restricted Subsidiaries secured by all such liens on such Principal Properties and all outstanding Indebtedness of TEGSA and its Qualifying Subsidiaries secured by all such liens on Accounts Receivable not so permitted by the foregoing bullet points, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet point under “Limitation on Sale and Lease-Back Transactions” above do not exceed the greater of $1,500,000,000 and 10% of Consolidated Net Worth; and
●	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullet points if the principal amount of Indebtedness secured thereby unless otherwise excepted under the above bullet points does not exceed the principal amount of Indebtedness (plus the amount of any unused revolving credit or similar commitments) so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the assets (or any replacement assets) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

Although this covenant limits TEGSA’s and any Restricted Subsidiary’s or Qualifying Subsidiary’s ability to incur Indebtedness that is secured by liens on the shares of stock of or Indebtedness issued by any Restricted Subsidiary or Qualifying Subsidiary, it would not prevent other of our subsidiaries from incurring Indebtedness secured by liens on shares of stock of or Indebtedness issued by Restricted Subsidiaries or any Qualifying Subsidiary.

Limitation on Swiss TE’s and TEGSA’s Ability to Consolidate, Merge and Sell Assets

The Indenture provides that neither TEGSA nor Swiss TE will merge or consolidate with any other person and will not sell or convey all or substantially all of its assets to any person, unless:

(1)	one of TEGSA or Swiss TE, as the case may be, shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of TEGSA or Swiss TE, as the case may be (if other than TEGSA or Swiss TE, as the case may be) (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes or the obligations under the guarantees, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the Indenture to be performed or observed by TEGSA or Swiss TE, as the case may be, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such person, and (B) is an entity treated as a “corporation” for U.S. tax purposes or TEGSA or Swiss TE, as the case may be, obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the notes for new debt instruments for U.S. federal income tax purposes; and
(2)	no event of default and no event that, after notice or lapse of time or both, would become an event of default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

Events of Default

The following are events of default under the Indenture with respect to the notes of each series:

●	default in the payment of any installment of interest upon the notes of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or
●	default in the payment of all or any part of the principal of or premium, if any, on the notes of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or
●	default in the performance, or breach, of any covenant or agreement of Swiss TE or TEGSA in respect of the notes of such series and the guarantees (other than the failure to comply with any covenant or agreement to file with the trustee the information filed or required to be filed with the SEC or a default or breach specifically dealt with elsewhere), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Swiss TE and TEGSA by the trustee or Swiss TE, TEGSA and the trustee by the holders of at least 25% in principal amount of the outstanding notes of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or
●	the guarantees shall for any reason cease to be, or shall for any reason be asserted in writing by Swiss TE or TEGSA not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and such guarantee; or
●	a court having jurisdiction in the premises shall enter a decree or order for relief in respect Swiss TE or TEGSA in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Swiss TE or TEGSA or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or
●	Swiss TE or TEGSA shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Swiss TE or TEGSA or for any substantial part of its property, or make any general assignment for the benefit of creditors; or
●	an event of default shall happen and be continuing with respect Swiss TE’s or TEGSA’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which Swiss TE or TEGSA shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of Swiss TE or TEGSA, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten Business Days after notice thereof shall have been given to Swiss TE and TEGSA by the trustee, or to Swiss TE, TEGSA and the trustee by the holders of at least 25% in principal amount of the outstanding notes; provided that, if such event of default under such indenture or instrument shall be remedied or cured by Swiss TE or TEGSA or waived by the requisite holders of such Indebtedness, then the event of default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of notes under the Indenture.

Any failure to perform, or breach of, any covenant or agreement of Swiss TE or TEGSA in respect of the notes and the guarantees with respect to the filing with the trustee of the information filed or required to be filed with the SEC shall not be a default or an Event of Default. Remedies against Swiss TE and TEGSA for any such failure or breach will be limited to liquidated damages. If there is such a failure or breach and continuance of such failure or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Swiss TE and TEGSA by the trustee or to Swiss TE, TEGSA and the trustee by the holders of at least 25% in principal amount of any outstanding note, a written notice specifying such failure or breach and requiring it to be remedied and stating that such notice is a “Notice of Reporting Noncompliance” under the Indenture, TEGSA will pay liquidated damages to all holders of notes, at a rate per year equal to 0.25% of the principal amount of such notes from the 90th day following such notice to and including the 150th day following such notice and at a rate per year equal to 0.5% of the principal amount of such notes from and including the 151st day following such notice, until such failure or breach is cured.

In any event of default with respect to the notes, unless the principal of all such notes has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to Swiss TE and TEGSA, and to the trustee if notice is given by such holders, may declare the unpaid principal of all such notes to be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive any default in the performance of any of the covenants contained in the Indenture with respect to the notes and its consequences, except a default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default.

Subject to the terms of the Indenture, if an event of default under the Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes of such series if the trustee determines in good faith that the proceeding could result in personal liability. The holders of a majority in principal amount of the outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the notes of such series, provided that:

●	it is not in conflict with any law or the Indenture; and
●	it is not unduly prejudicial to the rights of the holders of the notes of another series issued under the Indenture.

A holder of the notes will only have the right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to the notes of such series;
●	the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made a written request, and such holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and
●	the trustee does not institute such action, suit or proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of such series other conflicting directions within 60 days after such notice, request and offer.

The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

Modification of the Indenture

Swiss TE and TEGSA and the trustee may enter into a supplemental indenture or indentures without the consent of any holders of the notes with respect to certain matters, including:

●	to cure any ambiguity, defect or inconsistency in the Indenture or any series of notes, including making any such changes as are required for the Indenture to comply with the Trust Indenture Act, or to make such other provisions in regard to matters or questions arising under the Indenture as the board of directors of TEGSA may deem necessary or desirable, and which shall not in either case adversely affect the interest of the holders of the notes in any material respect;
●	to evidence the succession of another person to Swiss TE or TEGSA, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of Swiss TE or TEGSA, as the case may be, pursuant to provisions in the Indenture concerning consolidation, merger, the sale of assets or successor entities;
●	to provide for uncertificated notes in addition to or in place of certificated notes;
●	to add covenants for the benefit of the holders of all or any outstanding series of notes or to surrender any of Swiss TE’s or TEGSA’s rights or powers;
●	to add any additional events of default for the benefit of the holders of all or any outstanding series of notes;
●	to change or eliminate any provisions of the Indenture if the provision that is changed or eliminated does not apply to any outstanding notes;
●	to secure the notes of any series;
●	to make any other change that does not adversely affect the rights of any holder of outstanding notes in any material respect;
●	to provide for the issuance of and establish the form and terms and conditions of any series of notes as provided in the Indenture, to provide which, if any, of the covenants of TEGSA shall apply to such series, to provide which of the events of default shall apply to such series, to provide for the terms and conditions upon which the guarantees by TE Connectivity and Swiss TE of such series may be released or terminated or to define the rights of the holders of such series of notes;
●	to issue additional notes of any series if such additional notes have the same terms and will be part of the same series as the applicable series of notes to the extent required under the Indenture; and
●	to provide for a successor trustee with respect to the notes of one or more series and add or change any provision of the Indenture to provide for or to facilitate the administration of the trust by more than one trustee.

In addition, under the Indenture, the rights of holders may be changed by Swiss TE, TEGSA and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series at the time outstanding that are affected. However, the following changes may only be made with the consent of each holder of outstanding notes affected:

●	extend a fixed maturity of or any installment of principal of any notes of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;
●	reduce the rate of or extend the time for payment of interest on any note of any series;
●	reduce the premium payable upon the redemption of any note;
●	make any note payable in currency other than that stated in the note;
●	impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date; or
●	reduce the percentage of notes, the holders of which are required to consent to any such supplemental indenture or indentures.

An amendment of a provision included solely for the benefit of one or more series of notes does not affect the interests of the holders of any other series of notes. The consent of the holders to approve the particular form of any proposed supplement, amendment or waiver is not necessary, but it shall be sufficient if the consent approves the substance of it.

Information Concerning the Trustee

Deutsche Bank Trust Company Americas (“Deutsche Bank”) serves as trustee, paying agent and security registrar under the Indenture for the notes of each series. We maintain various commercial and service relationships with the Deutsche Bank and its affiliates in the ordinary course of business. Deutsche Bank acts as trustee and as paying agent with respect to other notes issued by us, and may do so for future issuances of notes by us as well. The address of the corporate trust office of the trustee is 1 Columbus Circle, 17th Floor, Mailstop NYC01-1710, New York, New York 10019.

The trustee, upon an event of default under the Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the Indenture or adequate indemnity against such risk is not reasonably assured to it.

The trustee may resign with respect to one or more series of notes by giving a written notice to TEGSA and to the holders of that series of notes. The holders of a majority in principal amount of the outstanding notes of a particular series may remove the trustee by notifying TEGSA and the trustee. TEGSA may remove the trustee if:

●	the trustee acquires a “conflicting interest,” as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

●	the trustee fails to comply with the eligibility requirements provided in the Indenture; or

●	the trustee:
(1)	is incapable of acting,
(2)	is adjudged to be bankrupt or insolvent,
(3)	commences a voluntary bankruptcy proceeding, or
(4)	a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, TEGSA will appoint a successor trustee in accordance with the provisions of the Indenture. A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of the appointment as provided in the Indenture.

Payment and Paying Agents

The interest on notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor notes) are registered at the close of business on the regular record date for such interest. Payment of principal, premium, if any, and interest on notes in global form registered in the name of a nominee of the Common Safekeeper will be made in immediately available funds to Euroclear or Clearstream or to the nominee of the Common Safekeeper, as the case may be, as the registered holder of the Global Notes.

TEGSA has appointed Deutsche Bank Trust Company Americas to act as paying agent for the notes, and the office of the Paying Agent is at 1 Columbus Circle, 17th Floor, Mailstop NYC01-1710, New York, New York 10019.

All funds paid by Swiss TE or TEGSA to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the notes which remains unclaimed at the end of one year after such principal, premium, if any, or interest has become due and payable will be repaid to Swiss TE or TEGSA, as the case may be, and the holder of the notes thereafter may look only to Swiss TE and TEGSA for payment thereof.

Listing

The notes are listed on the New York Stock Exchange. We have no obligation to maintain such listing and we may delist any series of the notes at any time. The New York Stock Exchange is not a regulated market for the purposes of the EU Directive on Markets in Financial Instruments (2014/65/EU) (as amended) and Regulation (EU) No 600/2014 as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018.

Governing Law

The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended, do not apply in respect of the notes.

Satisfaction and Discharge

TEGSA’s obligations with respect to the notes of any series will be discharged upon TEGSA or Swiss TE’s irrevocable deposit with the trustee, in trust, of funds or governmental obligations sufficient to pay at maturity within one year or upon redemption within one year all of the notes of such series which have not already been delivered to the trustee for cancellation, including:

●	principal;
●	premium, if any;
●	unpaid interest; and
●	all other payments due under the terms of the Indenture with respect to the notes of such series.

Notwithstanding the above, TEGSA may not be discharged from the following obligations which will survive until the notes of such series mature:

●	to make any interest or principal payments that may be required;
●	to register the transfer or exchange of the notes of such series;
●	to replace stolen, lost or mutilated notes of such series;
●	to maintain a paying agent; and
●	to appoint a new trustee as required.

TEGSA also may not be discharged from the following obligations which will survive the satisfaction and discharge of the notes of such series:

●	to compensate, reimburse and indemnify the trustee in accordance with the terms of the Indenture; and
●	to receive unclaimed payments held by the trustee for at least one year and remit such payments to the holders if required.

For purposes of this “Description of the Debt Securities and Guarantees,” the term “governmental obligations” means (x) any security which is (i) a direct obligation of the German government or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government, the central bank of the German government or a governmental agency of the German government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

Defeasance

Upon compliance with specified conditions, TEGSA is not required to comply with some covenants contained in the Indenture, and any omission to comply with the obligations does not constitute a default or event of default relating to the notes of any series, or, if applicable, TEGSA’s obligations with respect to the notes of any series will be discharged. These conditions include:

●	the irrevocable deposit, in trust with the trustee for the benefit of the holders of the notes of such series, of funds, or governmental obligations, in each case, sufficient to pay all the principal of, premium, if any, and interest on the notes of such series to maturity or redemption, as the case may be, and all other amounts payable by TEGSA under the Indenture;
●	the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the Indenture relating to covenant defeasance have been complied with;

●	an event of default under the Indenture described in the first, second, fourth, fifth or sixth bullet points in the first paragraph under the caption “–Events of Default” has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an event of default with respect to the notes of such series has not occurred and is not continuing, on the date of such deposit;
●	the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise;
●	the trustee will not have a conflicting interest for the purposes of the Trust Indenture Act with respect to any notes due to the defeasance; and
●	such covenant defeasance will not result in the trust arising from such deposit constituting, unless it is qualified, a regulated investment company under the Investment Company Act of 1940.

Book-Entry, Delivery and Form

The notes of each series are issued in the form of a Global Note in fully registered form, without coupons, and deposited with the Common Safekeeper for Euroclear and Clearstream, for the accounts of its direct and indirect participants. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of Euroclear or Clearstream.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and is licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator

(as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, the Euroclear Terms and Conditions govern:

●	transfers of securities and cash within Euroclear;
●	withdrawal of securities and cash from Euroclear; and
●	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as the nominee of the Common Safekeeper is the registered holder and owner of the Global Note, such nominee will be considered the sole legal owner and holder of the notes evidenced by the global certificates for all purposes of such notes. Except as set forth below, an owner of a beneficial interest in the global certificates will not be entitled to have the notes represented by the Global Note registered in such owners, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owner or holder of any notes held in the form of the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the nominee of the Common Safekeeper, as the holder of the Global Note, is entitled to take, the Common Safekeeper will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Distributions of principal, premium, if any, and interest with respect to the Global Note will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Note to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Secondary market trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

Investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.